Exhibit 23.1

To the Board of Directors and Stockholders of

Nxu, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in Registration Statement No. 001-41702 on Form S-8 of our report dated March 16, 2023 (September 18, 2023 as to Note 1 and Note 11, under the heading “Reorganization, Merger and Incorporation of Nxu, Inc.”), relating to the financial statements of Nxu, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the ability to continue as a going concern), which appears in the Nxu, Inc. Form 8-K, for the year ended December 31, 2022.

/s/ Prager Metis CPAs, LLP

El Segundo, CA
September 18, 2023